Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports Third Quarter 2010 Results;
Sales Increased 33% and Earnings Per Share Increased 46%

Company Increases Full Year 2010 Guidance

Third Quarter 2010 Highlights:

  Sales grew 33% to $580.1 million and net income per share increased 46% to a record $1.37 per diluted share from last year’s third quarter, both exceeding Company expectations
  North American retail sales for the Company increased 21 percent for the third quarter compared to the same period last year
  Net income increased 51% to $47.2 million compared to the same period last year
  Gross margin percentage increased 190 basis points to 26.0%, driven by lower product costs, favorable currency movements and pricing
  Raising guidance for full year 2010 earnings to a record earnings per share range of $4.17 to $4.20 per diluted share, a 37% to 38% increase over full year 2009 on expected full year 2010 sales growth of 24% to 25%

MINNEAPOLIS--(BUSINESS WIRE)--October 19, 2010--Polaris Industries Inc. (NYSE: PII) today reported third quarter net income of $47.2 million, or a record $1.37 per diluted share, for the quarter ended September 30, 2010. By comparison, 2009 third quarter net income was $31.2 million, or $0.94 per diluted share. Sales for the third quarter 2010 totaled $580.1 million, an increase of 33 percent when compared to $436.2 million recorded in the year-earlier period.

“We are pleased with the execution of the Polaris team and our Company’s performance during the third quarter,” commented Scott Wine, Polaris’ Chief Executive Officer. “While the economy and overall consumer demand remains weak, our growth continues to be fueled by innovative new products and our strong dealer network. It is rewarding to see our hard work pay off and be able to report 33 percent sales growth and record earnings per share for the quarter. The momentum we experienced during the first half of 2010 accelerated during the third quarter, as we saw continued market share gains, retail sales growth and margin expansion.”

2010 Business Outlook

As a result of its continued strong retail sales growth, Polaris now expects full year 2010 earnings per diluted share to be in the range of $4.17 to $4.20, which represents an increase of 37 to 38 percent when compared to earnings of $3.05 per diluted share for the full year 2009. Sales for the full year 2010 are now expected to grow in the range of 24 to 25 percent over full year 2009 sales of $1.57 billion. During the fourth quarter of 2010, the Company expects total sales to increase in the range of 22 to 24 percent over the fourth quarter 2009. The fourth quarter 2010 expectations include incremental costs related to the manufacturing realignment and higher incentive compensation expenses compared to the 2009 fourth quarter. Fourth quarter 2010 earnings are expected to be in the range of $1.45 to $1.48 per diluted share, up 11 to 13 percent compared to earnings of $1.31 per diluted share for the fourth quarter of 2009.

Wine commented, “The positive feedback on our product introductions from our July dealer meeting, coupled with our continued margin expansion and encouraging results from our recently expanded Max Velocity Program (“MVP”) go-to-market process, gives us confidence in our ability to finish the year with strong operating results. While we remain focused on extending the momentum experienced in the first nine months through the end of the year, our initial thoughts on 2011 are also quite positive. Our new product pipeline is strong and operational excellence continues to be a priority. I am confident we can continue to drive profitability with the goal of generating industry leading returns for our shareholders in 2011 and beyond.”

Third Quarter Performance Summary (in thousands except per share data)
	Three Months ended September 30,			Nine Months ended September 30,
Product line Sales	2010	2009	Change	2010	2009	Change
Off-Road Vehicles	$389,349	$261,108	49%	$981,823	$738,312	33%
Snowmobiles	77,285	82,218	-6%	84,804	97,797	-13%
On-Road/Victory Motorcycles	20,137	9,344	116%	60,984	33,672	81%
Parts, Garments & Accessories	93,311	83,527	12%	245,086	224,336	9%
Total Sales	$580,082	$436,197	33%	$1,372,697	$1,094,117	25%
Gross profit	$150,699	$104,911	44%	$358,697	$264,609	36%
Gross profit as a % of sales	26.0%	24.1%	+190 bpts	26.1%	24.2%	+190 bpts
Operating expenses	$87,139	$63,188	38%	$228,759	$181,394	26%
Operating expenses as a % of sales	15.0%	14.5%	+50 bpts	16.7%	16.6%	+10 bpts
Operating Income	$67,696	$45,645	48%	$142,575	$95,507	49%
Operating Income as a % of sales	11.7%	10.5%	+120 bpts	10.4%	8.7%	+170 bpts
Net income	$47,221	$31,171	51%	$92,616	$57,107	62%
Net income as a % of sales	8.1%	7.1%	+100 bpts	6.7%	5.2%	+150 bpts
Diluted net income per share	$1.37	$0.94	46%	$2.71	$1.73	57%

Off-Road vehicles (“ORV’) sales, which include sales of both ATVs (all-terrain vehicles) and RANGER™ side-by-side vehicles, increased 49 percent during the third quarter 2010 from the third quarter 2009. This increase reflects significant market share gains for both ATVs and side-by-side vehicles driven by industry leading product offerings and the success of the MVP retail go-to-market process. The MVP program was expanded and made available to all North American ORV dealers beginning in the 2010 third quarter. During the third quarter, the Company began shipping several new model year 2011 ORV products including a mid-sized RANGER side-by-side with increased power, a 4-person mid-sized RANGER Crew and a RANGER with the Company’s first 24 horsepower diesel engine. In addition, shipments to Bobcat of the differentiated utility vehicle, which began shipping in the second quarter, accelerated in the 2010 third quarter. Polaris’ North American ORV unit retail sales to consumers increased approximately 20 percent for the 2010 third quarter from the third quarter last year, with side-by-side vehicle retail sales increasing significantly and ATV retail sales up in the mid-single digit percent range. North American dealer inventories of ORVs declined 30 percent during the third quarter compared to 2009 third quarter levels. During the third quarter of 2010 the number of ORV units shipped to dealers approximated the number of units retailed from dealers to consumers in North America. As the Company had done for the past four years, during the 2009 third quarter Polaris shipped significantly fewer ORV units to dealers than what was retailed from dealers to consumers in North America.

Sales of the On-Road division, which primarily consists of Victory motorcycles, increased 116 percent during the third quarter of 2010 when compared to the same period in 2009. The North American heavyweight cruiser and touring motorcycle industry remained weak during the quarter, but Victory continued to benefit from the actions implemented over the past year to accelerate growth. Victory unit retail sales were very strong during the third quarter, increasing more than 50 percent in North America compared to the third quarter of 2009, resulting in market share gains and retail sales growth for the fourth consecutive quarter. Demand increased across the Victory product line-up, particularly the new Cross Country™ and Cross Roads™ touring models. North American dealer inventory of Victory motorcycles declined 32 percent in the 2010 third quarter compared to 2009 third quarter levels. The sale of Victory motorcycles in markets outside of North America also continues to increase, with sales up over 100 percent for the 2010 third quarter compared to the same period last year.

Parts, Garments, and Accessories (“PG&A”) sales increased 12 percent during the third quarter 2010 compared to the same period last year primarily due to increased RANGER™ side-by-side vehicle and Victory motorcycle related PG&A sales.

Snowmobile sales decreased six percent during the 2010 third quarter compared to the third quarter of 2009. The third quarter 2010 decrease reflects the impact of a modest delay in shipments of snowmobiles closer to expected consumer demand in the winter season compared to the same period last year.

Gross profit as a percentage of sales was 26.0 percent for the third quarter of 2010, an increase of 190 basis points from 24.1 percent for the third quarter of 2009. Gross profit dollars increased 44 percent to $150.7 million for the third quarter of 2010 compared to $104.9 million for the third quarter of 2009. The increase in gross profit dollars and the 190 basis points increase in the gross profit margin percentage in the third quarter 2010 resulted primarily from continued product cost reduction efforts, production volume increases, and favorable pricing and foreign currency movements compared to the third quarter of last year. These increases were partially offset by manufacturing realignment costs, an increase in commodity costs and higher sales promotion costs.

Operating expenses for the third quarter 2010 increased 38 percent to $87.1 million, or 15.0 percent of sales, compared to $63.2 million, or 14.5 percent of sales, for the third quarter of 2009. Operating expenses in absolute dollars for the third quarter 2010 increased primarily due to higher incentive compensation plan expenses driven by the higher expected profitability for 2010 and the recent higher stock price. Incremental investments in growth initiatives also contributed to higher operating expenses.

Income from financial services was $4.1 million during the third quarter 2010 compared to $3.9 million in the third quarter of 2009.

Gain on securities held for sale was $1.6 million for the third quarter of 2010 resulting from the sale of the Company’s remaining investment in KTM Power Sports AG during the quarter.

Non-operating other income was $1.5 million in the third quarter of 2010 compared to $1.3 million in the third quarter of 2009. The income is the result of foreign currency exchange rate movements and the resulting effects on foreign currency transactions related to the international subsidiaries.

Manufacturing Realignment

Execution of the previously announced manufacturing realignment is underway and remains on schedule. The realignment will consolidate manufacturing operations into existing operations in Roseau, Minnesota and Spirit Lake, Iowa and a new facility in Monterrey, Mexico. Construction is underway on the new facility in Monterrey and the building is expected to be completed in the first half of 2011. The Company expects to record pretax transition charges to its income statement in the range of $22 million to $25 million and incur capital expenditures of approximately $35 million over the next few years related to the implementation of the manufacturing realignment. The Company expects to realize pretax savings in excess of $30 million annually when the transition is completed. The exit costs and startup costs pertaining to the realignment for the full year 2010 have increased slightly and are now expected to be in the range of a total of $11 to $12 million. During the 2010 third quarter, $2.4 million of exit costs and $1.3 million of startup costs were incurred, which are reflected principally in cost of sales on the income statement.

Financial position and cash flow

Cash and cash equivalents increased significantly to $264.5 million at September 30, 2010 compared to $72.8 million at September 30, 2009. Borrowings under the credit agreement were $200 million at September 30, 2010 and 2009. The Company’s debt-to-total-capital ratio was 40 percent at September 30, 2010, compared to 53 percent at the same time last year. Net cash provided by operating activities for the year-to-date period ended September 30, 2010, totaled $156.9 million, a 53 percent increase compared to $102.5 million for the same period last year. Higher net income and lower working capital investments for the 2010 year-to-date period compared to the same period last year are the primary reasons for the increased cash provided by operating activities. The Company paid dividends during the first nine months of 2010 totaling $39.5 million, compared to $37.6 million in the first nine months of 2009, at a rate per share in 2010 that is slightly higher than last year’s per share rate.

Conference Call and Webcast Presentation

Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2010 third quarter earnings results released this morning. The call will be hosted by Scott Wine, CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polarisindustries.com/irhome approximately 30 minutes before the conference call begins.

To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada, or 973-200-3967 Internationally. The Conference ID is #50082189.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 Internationally.

About Polaris

With annual 2009 sales of $1.6 billion, Polaris designs, engineers, manufactures and markets off-road vehicles (ORVs), including all-terrain vehicles (ATVs) and the Polaris RANGER™, snowmobiles and Victory motorcycles for recreational and utility use and has recently introduced a new on-road electric powered neighborhood vehicle.

Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ORVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years are making in-roads into the cruiser and touring motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Small-Cap 600 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2010 sales, shipments, net income, net income per share, manufacturing realignment transition costs, savings in logistical and production costs and managements’ initial view of 2011, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Sales	$580,082	$436,197	$1,372,697	$1,094,117
Cost of Sales	429,383	331,286	1,014,000	829,508
Gross profit	150,699	104,911	358,697	264,609
Operating expenses
Selling and marketing	38,118	27,338	102,380	83,368
Research and development	22,257	15,305	59,507	47,127
General and administrative	26,764	20,545	66,872	50,899
Total operating expenses	87,139	63,188	228,759	181,394

Income from financial services	4,136	3,922	12,637	12,292
Operating Income	67,696	45,645	142,575	95,507

Non-operating Expense (Income):
Interest expense	721	1,059	2,149	3,205
(Gain) Loss on securities available for sale	(1,594)	-	(825)	8,952
Other expense (income), net	(1,482)	(1,322)	1,016	(2,002)
Income before income taxes	70,051	45,908	140,235	85,352

Provision for Income Taxes	22,830	14,737	47,619	28,245
Net Income	$47,221	$31,171	$92,616	$57,107

Basic Net Income per share	$1.41	$0.96	$2.79	$1.76

Diluted Net Income per share	$1.37	$0.94	$2.71	$1.73

Weighted average shares outstanding:
Basic	33,405	32,423	33,243	32,357
Diluted	34,377	33,244	34,125	32,931

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS

Subject to Reclassification	September 30, 2010	September 30, 2009
(In Thousands)	(Unaudited)	(Unaudited)

Assets
Current Assets:
Cash and cash equivalents	$264,511	$72,763
Trade receivables, net	98,151	88,073
Inventories, net	279,778	220,836
Prepaid expenses and other	17,443	18,498
Deferred tax assets	68,696	78,199
Total current assets	728,579	478,369

Property and equipment, net	180,936	203,901
Investments in finance affiliate	33,479	40,847
Investments in manufacturing affiliates	1,183	11,262
Goodwill and intangibles, net	27,880	25,589
Total Assets	$972,057	$759,968

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$138,044	$109,796
Accrued expenses:
Compensation	92,382	44,858
Warranties	29,602	28,206
Sales promotions and incentives	83,420	77,345
Dealer holdback	55,029	55,620
Other	50,463	42,618
Income taxes payable	4,559	17,933
Current liabilities of discontinued operations	1,850	1,850
Total current liabilities	455,349	378,226

Long term income taxes payable	4,045	4,481
Deferred income taxes	14,748	43
Borrowings under credit agreement	200,000	200,000
Total liabilities	$674,142	$582,750

Total shareholders' equity	$297,915	$177,218

Total Liabilities and Shareholders' Equity	$972,057	$759,968

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Subject to Reclassification	For Nine Months
(In Thousands)	Ended September 30,
(Unaudited)	2010	2009

Operating Activities:
Net income	$92,616	$57,107
Adjustments to reconcile net income to net cash provided by operating activities:
Noncash valuation adjustments on securities available for sale	(825)	8,952
Depreciation and amortization	49,616	46,650
Noncash compensation	13,460	7,388
Noncash (income) from financial services	(3,313)	(2,976)
Noncash (income) loss from manufacturing affiliates	1,203	306
Deferred income taxes	(4,423)	(6,212)
Changes in current operating items:
Trade receivables	(7,745)	10,524
Inventories	(100,463)	1,476
Accounts payable	62,387	(6,190)
Accrued expenses	52,031	(34,977)
Income taxes payable	(3,086)	18,459
Prepaid expenses and others, net	5,455	1,946
Net cash provided by operating activities	156,913	102,453

Investing Activities:
Purchase of property and equipment	(35,040)	(35,214)
Investments in finance affiliate, net	11,166	13,694
Proceeds from sale of investments	9,601	-
Acquisition of business, net of cash acquired	(2,500)	-
Net cash (used for) investing activities	(16,773)	(21,520)

Financing Activities:
Borrowings under credit agreement	-	364,000
Repayments under credit agreement	-	(364,000)
Repurchase and retirement of common shares	(27,486)	(400)
Cash dividends to shareholders	(39,538)	(37,574)
Tax effect of proceeds from stock based compensation exercises	7,502	(336)
Proceeds from stock issuances under employee plans	43,653	3,013

Net cash used for financing activities	(15,869)	(35,297)

Net increase in cash and cash equivalents	124,271	45,636

Cash and cash equivalents at beginning of period	140,240	27,127

Cash and cash equivalents at end of period	$264,511	$72,763